Exhibit 10.2
Execution Version
RUMBLEON, INC.
SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is by and between RumbleOn, Inc., a Nevada corporation (the “Company”), and Brandy Treadway (“Executive”). Executive and the Company are collectively referred to as the “Parties.”
WHEREAS, Executive and the Company have agreed that Executive’s employment with the Company terminated effective April 2, 2025 (the “Separation Date”); and
WHEREAS, Executive and the Company are entering into this Agreement to memorialize the terms and conditions of Executive’s termination of employment.
NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company enter into this Agreement on the following terms and conditions:
1.Separation. Executive’s employment with the Company terminated effective as of the Separation Date. Effective as of the Separation Date, and in accordance with Section 22 of the Employment Agreement between the Company and Executive, dated as of February 12, 2024 (the “Employment Agreement”)), Executive acknowledges and agrees that, as contractually required, Executive resigned without any further action by Executive from all of Executive’s positions (including officerships, managerships, and directorships) with the Company and its affiliates and subsidiaries (and as a fiduciary of any benefit plan of the Company and its affiliates and subsidiaries) effective as of the Separation Date. Executive shall execute such additional documents as reasonably requested by the Company to evidence the foregoing. The healthcare benefits received by Executive and Executive’s eligible dependents under the Company’s medical plan(s) will cease as of the last day of the month in which the Separation Date occurs. To Executive’s knowledge, Executive is in compliance with the Employment Agreement.
2.Accrued Obligations. Within ten (10) days following the Separation Date (or such earlier time as may be required by applicable law), the Company shall pay Executive the Accrued Obligations (as defined in the Employment Agreement). Executive shall be entitled to the payments and benefits described in this Section 2 regardless of whether Executive executes this Agreement.
3.Severance Benefits. Subject to and conditioned upon Executive’s timely execution (and non-revocation) of this Agreement and compliance with its terms and the terms of the Surviving Provisions (as defined below), and, in the case of the COBRA Subsidy (as defined in the Employment Agreement), Executive’s timely and proper election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, the Company will pay or provide Executive with (a) an amount equal to six (6) months of Executive’s base salary as of the Separation Date, payable in a lump sum within ten (10) business days of the Effective Date (as defined below) and (b) the COBRA Subsidy, provided in accordance with Section 7(f)(ii)(B) of the Employment Agreement; provided, that, Executive acknowledges and agrees that the COBRA Period (as defined in the Employment Agreement) shall be six (6) months following the Separation Date. Executive acknowledges that Executive would not be entitled to some or all of this consideration (or any portion thereof) but for Executive’s execution and non-revocation of this Agreement.
4.Compensation. Executive acknowledges and agrees that the consideration provided to Executive and on Executive’s behalf pursuant to this Agreement: (a) is in full discharge of any and all obligations owed to Executive, monetarily or otherwise, with respect to Executive’s employment or the termination thereof; and (b) exceeds any payment, benefit, or other thing of value to which Executive might otherwise be entitled. Executive specifically acknowledges and agrees that Executive is not entitled to any bonus with respect to 2024, 2025, or any other year (including any Annual Bonus (as defined in the Employment Agreement)), nor any other salary, wages, commissions, overtime, premiums, paid time off, vacation, sick pay, holiday pay, personal day pay, royalties, equity, phantom equity, carried interest, bonuses, deferred compensation, or other forms of compensation, benefits, fringe benefits, perquisites, interests, or payments of any kind or nature whatsoever (collectively, “Compensation”), except as explicitly provided in this Agreement. Executive acknowledges and agrees that none of Executive’s Restricted Stock Units (as defined in the RumbleOn, Inc. 2017 Stock Incentive Plan, as amended from time to time (the “Stock Plan”)) have vested and therefore, pursuant to the underlying applicable award agreements and the Stock Plan, all outstanding Restricted Stock Units held by Executive automatically terminated and were forfeited without consideration as of the Separation Date and Executive’s right to any underlying Common Stock (as defined in the Stock Plan) in respect of such Restricted Stock Units terminated as of the Separation Date.
5.Release. In exchange for the consideration provided to Executive pursuant to this Agreement, and for other good and valuable consideration, Executive, on behalf of Executive and Executive’s spouse, heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (collectively, “Claims”) that Executive or any of the other Releasors ever had, now have, or might have against the Company or any other member of the Company Group (as defined in the Employment Agreement) and each of their current, former, and future affiliates, subsidiaries, parents, and related companies, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) (collectively, the “Releasees” and each a “Releasee”), arising at any time prior to and including the date Executive executes this Agreement, whether such Claims are known to Executive or unknown to Executive, whether such Claims are accrued or contingent, including any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Executive’s employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contract, agreement, or understanding that Executive may have with any of the Releasees, whether written or oral, whether express or implied, at any time prior to the date Executive executes this Agreement (including the Employment Agreement); (c) Claims arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, the Texas Labor Code (including the Texas Payday Act, the Texas Commission on Human Rights Act, and the Texas Anti-Retaliation Act), the Texas Whistleblower Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act and otherwise, as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy; and (d) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory; provided, however, that the foregoing release of Claims shall not waive or release (A) any Claims that arise after the date Executive executes this Agreement; (B) any Claims for breach of this Agreement or to enforce the terms of this Agreement; (C) any Claims that cannot be waived or released as a matter of law; and/or (D) any rights or Claims to indemnification under applicable law or the Company’s governing documents or rights or Claims to coverage under the Company’s or its affiliates’ or subsidiaries’ directors’ and officers’ liability (or other liability) insurance policies or programs (which shall expressly survive and continue following Executive’s termination of employment and service).

6.No Suit. Executive represents that Executive has never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Releasees. Except as otherwise provided in Section 5 of this Agreement, Executive further agrees not to directly or indirectly commence, file, or in any way pursue, or cause or assist any person or entity to commence, file, or pursue, any lawsuit or arbitration against any of the Releasees in the future. For avoidance of doubt, nothing in this Agreement, any other agreement between Executive and the Company, or any Company policy shall prevent Executive from filing a charge or complaint with the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or any other government agency, from making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations, from participating in any SEC, EEOC, NLRB, or other agency investigation or proceeding, from receiving a financial award from any government agency for providing information regarding unlawful activity to such agency, or from disclosing to any government agency or any other third party any factual information relating to a claim of discrimination, harassment, or retaliation.
7.Surviving Provisions. Executive hereby acknowledges and agrees that Sections 8-15 and 17-27 of the Employment Agreement (the “Surviving Provisions”) remain in full force and effect, and hereby agrees to continue to be bound by and subject to such Surviving Provisions, and that such Surviving Provisions will survive the termination of Executive’s employment and the Separation Date. Each of the Releasees is expressly intended to be a third-party beneficiary of this Agreement and of the Surviving Provisions and shall have authority to enforce this Agreement and the Surviving Provisions in accordance with their terms. Any disputes arising under this Agreement (or the Surviving Provisions) shall be resolved in accordance with Sections 11 and 12 of this Agreement. Notwithstanding any provision of this Agreement or the Surviving Provisions, Executive understands that nothing in this Agreement or the Surviving Provisions shall prevent Executive from, or expose Executive to criminal or civil liability under federal or state trade secret law for, (a) disclosing a trade secret or any other information (except information protected by any Releasee’s attorney-client or work product privilege) to an attorney, law enforcement, or any federal, state, or local government agency, regulator, or official (including the SEC, the EEOC, the NLRB, and any other state or local analogue), for the purpose of investigating, reporting, or complaining of a suspected violation of law or otherwise, whether in response to a subpoena or otherwise, without notice to the Company Group, or (b) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal. Further, nothing in this Agreement or the Surviving Provisions shall prevent Executive from discussing or disclosing information related to Executive’s general job duties or responsibilities and/or employee wages, or be construed in a manner that would violate any applicable law. Executive is entitled to indemnification coverage as provided in the Company’s applicable directors and officers insurance policy and organizational documents.
8.Non-Disparagement. Executive agrees that she will not, at any time in the future, in any way disparage the Company or its current and former officers, directors and products, verbally or in writing, or make any statements to the press or to third parties that may be derogatory or detrimental to Company’s business reputation. The Company agrees that it will instruct the Board of Directors of the Company (the “Board”) and the Company’s officers not to, except as required by law or in accordance with carrying out such Board members’ and/or officers’ fiduciary duties or legal obligations to the Company, make any statements that disparage Executive. Nothing in this Section shall preclude either Party from responding truthfully to inquiries made in connection with any legal or governmental proceeding pursuant to subpoena or other legal process.
9.No Assignments; Binding Effect. Except as provided in this Section 9, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto. The Company may assign this Agreement to any successor to all or substantially all of the operations and/or assets of the Company. As used in this Agreement, the term “Company” shall mean the Company and any successor to its operating and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors and administrators (including Executive’s estate, in the event of Executive’s death), and their respective permitted successors and assigns.
10.Governing Law. This Agreement (including the Surviving Provisions) shall be governed and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in the State of Texas without regard to any principles of conflict of laws.

11.Injunctive Relief. Executive agrees that Executive’s breach or threatened breach of the Surviving Provisions or any of the restrictions set forth in Sections 8 or 12 of this Agreement will result in irreparable and continuing damage to the Releasees for which there is no adequate remedy at law. Thus, in addition to the Company’s right to arbitrate disputes hereunder, the Releasees shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, in aid of arbitration, from any state or federal court of competent jurisdiction and/or from the American Arbitration Association (“AAA”), without first posting a bond, to restrain any such breach or threatened breach. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Section 12 of this Agreement.
12.Arbitration. Except as provided in Section 11 of this Agreement, the Parties irrevocably and unconditionally agree that any past, present, or future dispute, controversy, or claim arising under or relating to this Agreement; involving Executive, on the one hand, and any of the Releasees, on the other hand, including both claims brought by Executive and claims brought against Executive, shall be submitted for resolution to binding arbitration as provided herein; provided that nothing herein shall require arbitration of a claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. Any such arbitration shall be conducted in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”); shall be administered by the AAA; shall be conducted in accordance with AAA’s Employment Arbitration Rules and Procedures, as modified herein; and shall be conducted by a single arbitrator, who shall be a partner at an “AmLaw 100” or “AmLaw 200” law firm based in Dallas County, Texas. Such arbitration will be conducted in Dallas County, Texas, and the arbitrator will apply Texas law (except to the extent Texas law is inconsistent with the FAA). Except as set forth in Section 11, above, the arbitrator, and not any federal or state court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement, including any dispute as to whether (a) a particular claim is subject to arbitration hereunder, and/or (b) any part of this Section 12 is void or voidable. The arbitral award shall be in writing, shall state the reasons for the award, and shall be final and binding on the parties. Except as set forth in Sections 6 and 7 of this Agreement, Executive shall treat the arbitration as strictly confidential and shall not disclose the existence or nature of any claim, defense, or argument; any documents, correspondence, pleadings, briefing, exhibits, arguments, testimony, evidence, or information exchanged or presented in connection with any claim, defense, or argument; or any rulings, decisions, or results of any claim, defense, or argument (collectively, “Arbitration Materials”) to any third party, with the sole exception of Executive’s legal counsel, who Executive shall ensure complies with these confidentiality terms. In the event any of the parties substantially prevails in an action hereunder, such party shall be entitled to an award including its reasonable attorneys’ fees and costs, to the extent such an award is permitted by law. The arbitrator otherwise shall not have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, lost opportunities, or any other damages or relief not measured by the prevailing party’s actual out-of-pocket losses, except to the extent such relief is explicitly available under a statute, ordinance, or regulation pursuant to which a successful claim is brought. In agreeing to arbitrate their claims hereunder, the Parties hereby recognize and agree that they are waiving their right to a trial in court and/or by a jury. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Dallas County, Texas; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient or inappropriate forum. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding, agree to use their reasonable best efforts to file any court proceeding permitted herein and all Confidential Information (as defined in the Employment Agreement) (and all documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.
13.Entire Agreement. Executive understands that this Agreement (including the Surviving Provisions) constitutes the complete understanding between the Company and Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between Executive and the Company or its affiliates with respect to the subject matter herein. No other promises or agreements shall be binding unless in writing and signed by both the Company and Executive after the Effective Date of this Agreement. Whenever in this Agreement the word “including” or “include” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text. Further, for purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.
14.Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by telecopy and/or email (with receipt confirmed) on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day) or one (1) business day after sent by reputable overnight express courier (charges prepaid). Such notices, demands and other communications shall be addressed to Executive at Executive’s last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention Board of Directors, or to such other address as either Party may specify by notice to the other actually received.
15.Miscellaneous. Should any provision of this Agreement require interpretation or construction, it is agreed by the Parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Neither Party shall be deemed to have made any admission of wrongdoing as a result of executing this Agreement. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the Parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.
16.Representations. Executive represents and warrants that (a) Executive is not aware of any facts or circumstances that Executive knows or believes to be either (i) a past or current violation of the Company’s or any of its affiliates’ rules and/or policies, or (ii) a past or current violation of any laws, rules, and/or regulations applicable to the Company or any of its affiliates, in each case, not otherwise previously disclosed by Executive to a member of the Board or the disclosure committee of the Company and (b) Executive (i) has delivered to the Company all documents and materials in whatever form constituting, containing, or reflecting Confidential Information or constituting Company Group property in Executive’s possession or control, (ii) has deleted all Confidential Information in electronic form stored on any computer, cell phone, or other electronic device utilized by Executive, except information subject to legal holds that cannot be deleted under applicable law, and (iii) no longer possesses any copies or originals of any of the foregoing, whether in digital, hard copy, or another form.
17.Tax Matters. The Company may withhold from any and all amounts payable to Executive under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.
18.Section 409A. This Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and any rules and regulations promulgated thereunder (collectively, “Section 409A”), or shall comply with the requirements of Section 409A. Each payment made under this Agreement will be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six (6) months after the Separation Date (the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until such date. Notwithstanding any of the foregoing to the contrary, the Company and its affiliates and its and their respective officers, directors, managers, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Section 409A.
19.Time to Consider; Effectiveness. Executive understands that this Agreement includes a release covering all legal rights or claims arising or accruing on or prior to the date this Agreement is executed under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 626, as amended), and all other federal, state, and local laws regarding age discrimination, whether those claims are presently known to Executive or hereafter discovered. Executive understands that Executive will have twenty-one (21) days from the later of (a) Separation Date or (b) Executive’s receipt of this Agreement to consider the terms and conditions of this Agreement. Executive understands that Executive may execute this Agreement before the expiration of such twenty-one (21) day period, but agrees that such execution will represent Executive’s knowing and voluntary waiver of such consideration period. Executive further understands that this Agreement shall be null and void if Executive fails to execute the Agreement prior to expiration of the twenty-one (21) day period. Executive may accept this Agreement by signing it and returning it to the Company within such twenty-one (21) day period. Should Executive execute this Agreement within the twenty-one (21) day period, Executive shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating Executive’s desire to do so in writing delivered to the Company by no later than the seventh (7th) day after the date that Executive signs this Agreement. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If Executive revokes this Agreement prior to the expiration of the Revocation Period, this Agreement and the promises contained herein (including the Company’s obligations under Section 3 above) automatically shall be null and void. If Executive does not timely revoke this Agreement, the effective date of this Agreement shall be the eighth (8th) day after Executive signs this Agreement (the “Effective Date”).
20.Acknowledgment. EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT; THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT EXECUTIVE HAS HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED EXECUTIVE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EXECUTIVE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH AN INTENT TO BE BOUND BY THIS AGREEMENT; AND THAT EXECUTIVE HAS FULL POWER AND AUTHORITY TO RELEASE EXECUTIVE’S CLAIMS AS SET FORTH HEREIN AND HAS NOT ASSIGNED ANY SUCH CLAIMS TO ANY OTHER INDIVIDUAL OR ENTITY.
21.Counterpart Agreements. This Agreement may be signed in counterparts, and by facsimile or e-mail transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth below.

RUMBLEON, INC.

By:	/s/ Michael Quartieri
Dated:	April 25, 2025
Name:	Michael Quartieri
Title:	Chief Executive Officer

EXECUTIVE

/s/ Brandy Treadway

Dated:	4/23/2025

Print Name:	Brandy Treadway

[TO BE EXECUTED AFTER THE SEPARATION DATE]